Exhibit 10.33

SHARE RETURN AGREEMENT

                This Share Return Agreement is entered in to this 29th day of August, 2001, by and among EpicEdge, Inc. (the “Company”), Carl. R. Rose (“Rose”), Charles H. Leaver (“Leaver”), and Kelly Knake (“Knake”).  Messrs. Rose, Leaver and Knake are sometimes collectively referred to herein as the “Shareholders.”  The Company and the Shareholders are sometimes collectively referred to herein as the “Parties.”

W I T N E S E T H:

                WHEREAS, the Shareholders own of record or beneficially 16,073,811 of the issued and outstanding shares of common stock, $.01 par value, of the Company (the “Common Stock”), and

                WHEREAS, the Company is in the process of procuring a minimum of Two Million Dollars (the “Minimum Financing”) and a maximum of Three Million Dollars (the “Maximum Financing”) of financing from certain investors (the “Financing”), which is necessary in order to implement its business plan; and

                WHEREAS, as a condition precedent to the Financing the investors thereto have required that the Shareholders reduce their ownership in the Company.

                NOW, THEREFORE, in consideration of the Financing, the promises, covenants, and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

1.     Return: Within five (5) business days from the date hereof, the Shareholders will return to the Company for cancellation, certificates representing the number of shares of Common Stock opposite their names:

Carl R. Rose	9,063,000
Charles H. Leaver	880,510
Kelly Knake	351,700

2.     Additional Shares: In the event the Maximum Financing of Three Million Dollars is not received by September 15, 2001, Rose and Leaver hereby agree to return for cancellation within five (5) business days of receipt of notice from the Company that the Maximum Financing was not received, additional shares of Common Stock such that Rose’s direct and beneficial ownership shall be reduced to 10% of the outstanding shares of Company Common Stock after giving effect to the following share issuances:

(i)            the number of shares of Company common stock issuable upon the agreed  $ .75 conversion of the Convertible Bridge Loan Agreement between the Company and Edgewater Private Equity Fund III, L.P. in the amount of $3,750,000 dated July 21, 2000;  (ii) the number of shares of Company common stock issuable upon agreed $.75 and conversion of the Convertible Bridge Loan Agreement between the Company and Fleck T.I.M.E. Fund, L.P. in the amount of $1,250,000 dated July 21, 2000; (iii) the number of shares of Company common stock issuable upon the conversion of the Convertible Bridge Loan between the Company and Fleck T.I.M.E. Fund, L.P. in the amount of $1,000,000 dated December 1, 2000; (iv) the 2,000,000 shares of Company common stock issuable upon the exercise of the warrant held by Fleck T.I.M.E Fund, L.P. dated December 1, 2000; and (v) shares issuable (including shares issued on exercise or  conversion of derivative securities) in connection with the Maximum Financing, and and Leaver’s direct and beneficial ownership shall be 10% of Rose’s.

3.     Assignment:  As partial consideration for the return of the shares of Common Stock by Rose, the Company hereby agrees to sell transfer and assign unto Rose all right, title and interest in and to the assets listed on Exhibit “A,” attached hereto and made a part hereof for all purposes (the “Assets”).  Upon receipt of the certificate evidencing Rose’s returned shares, the Company shall execute and deliver a Bill of Sale to Rose covering the Assets.

4.     Time is of the Essence: The Parties hereto acknowledge that time is of the essence in the performance of the obligations hereunder.

5.     Notices.  Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered if (a) delivered personally, (b) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next–day or overnight mail or delivery or (d) sent by facsimile, to the parties as set forth below:

EpicEdge, Inc.	Carl R. Rose
5508 Highway 290 West, 3rd Floor	3200 Wilcrest, Suite 307
Austin, Texas 78735	Houston, Texas 77042
Attn: Richard Carter	713-784-2411 fax
512-261-3349 fax

Charles H. Leaver	Kelly Knake
1815 Milford	522 Mill Place Court
Houston, Texas 77098	Sugarland, Texas 77478
713-784-2411 fax	713-784-2411 fax

5.     Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

6.     Governing Law:  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas, without giving effect to provisions hereof regarding conflicts of laws.

7.     Expenses:  The Parties hereto agree that they will bear their own expenses in connection with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

EPICEDGE, INC.

By:
Name:
Title:

Carl R. Rose

Chuck Leaver

Kelly Knake